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                                                                    EXHIBIT 10.6

PERSONAL & CONFIDENTIAL

Amerada Hess Corporation

Dear,

The Ayco Company, L.P. is pleased to provide Amerada Hess Corporation with a Comprehensive and Executive Counseling Program. Please sign this engagement letter to denote Amerada Hess Corporation's acceptance of Ayco's services for the following agreed-upon fees:

COMPREHENSIVE AND EXECUTIVE COUNSELING PROGRAM FEES:

      Corporate Retainer

      The Initial Corporate Retainer of $16,000 has already been paid. The initial Corporate Retainer includes analyzing Amerada Hess Corporation's compensation and benefit plans.

      The annual Continuing Service Corporate Retainer is currently $10,000. A prorated portion of the Continuing Service Corporate Retainer will be billed at the beginning of the second year of service, and will cover the interim period from the end of the first year of service through December 31, 2005. Thereafter, the Continuing Service Corporate Retainer will be billed annually in January.

      Individual First Year Fees

      The First Year Fee for each executive in the Comprehensive Counseling Program is $15,000 as outlined on Page 8 of the attached proposal. The First Year Fee for each executive in the Executive Counseling Program is $12,500 as outlined on Page 9 of the attached proposal. One-half of the fee will be billed on January 1, 2005 and one-half will be billed six months later.

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      Individual Continuing Service Fees

      The annual Continuing Service Fee for each executive in the Comprehensive Counseling program is currently $10,000. The annual Continuing Service Fee for each executive in the Executive Counseling program is currently $8,500. A prorated bill will cover the interim period from the end of the first year of service to the following January or July. Thereafter, the Continuing Service Fee will be billed semi-annually in January and July.

SERVICES FOLLOWING RETIREMENT, DEATH, DISABILITY OR CHANGE IN CONTROL

It will be solely at the discretion of Amerada Hess to make available any, all or none of the following services to their executives.

Upon the retirement, disability or death of an executive, The Ayco Company, L.P. will continue to provide counseling services. In the event of retirement, Amerada Hess Corporation will pay the equivalent of a First Year Fee for the year leading up to the last day of employment and the Continuing Service Fee for one year following the last day of employment. Amerada Hess Corporation will pay the equivalent of a First Year Fee for one year following the date of approval for long-term disability benefits. In the event of the death of an executive or executive's spouse, Amerada Hess Corporation will pay the equivalent of a First Year Fee toward the cost of providing counseling service for the first year following death. In the event of a change in control affecting Amerada Hess Corporation. Amerada Hess Corporation will pay the equivalent of a first year fee for the year in which the change in control occurs and a continuing service fee for one year after the change in control occurs for each counseled executive.

REIMBURSABLE EXPENSES

Travel costs, including transportation, living expenses and specific disbursements incurred by The Ayco Company, L.P. in connection with the services and benefit data gathering is the responsibility of Amerada Hess Corporation and will be submitted to Amerada Hess Corporation for reimbursement on a quarterly basis.

INCOME TAX PREPARATION

The Comprehensive and Executive Counseling Program fees include preparation of joint federal and state income tax returns for the executive and his or her spouse to be filed in the year of service. Tax returns for other family members, trusts, etc., will be prepared at the executive's request for an additional fee which will be billed to the executive.

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OTHER ADMINISTRATIVE PROVISIONS

The term of this agreement shall be from the date hereof up to December 31, 2004 and shall, thereafter, automatically renew for successive terms of one year each. Either party may terminate this agreement at any time by providing ninety days advance written notice of termination to the other party. In the event of termination, Ayco will be compensated for services rendered to date of termination, however, in the event of termination of the Comprehensive and/or Executive Counseling Program during the executive's first year of service, the fee shall in no event be less than 50% of the First Year Fee, which constitutes Ayco's start-up costs.

All fees for successive terms will be subject to an increase equivalent to the increase in the Consumer Price index for the financial services industry. This increase will be effective on January 1, 2006. In addition, Ayco reserves the right to adjust our fees for executives with unusually complex financial or tax situations. Amerada Hess Corporation will be notified prior to any such adjustment of fees.

All invoices are due and payable within 30 days of receipt. Ail amounts not paid within 30 days of the invoice date will bear interest at the rate of one and one-half percent per month or the highest rate permitted by law, which ever is less.

The Ayco Company, L.P. is an affiliate of Goldman, Sachs & Co., and a subsidiary of The Goldman Sachs Group, Inc. As a registered investment advisor, The Ayco Company, L.P. receives a fee for financial counseling services. In the course of providing such services, The Ayco Company, L.P., or its subsidiaries may offer additional services and/or products for which additional fees or commissions are charged. These offerings may create a conflict of interest between our corporate interests and our responsibility to our clients. The Ayco Company, L.P. places great emphasis on the integrity of its responsibility to clients. Executives will be advised whenever fees or commissions paid to The Ayco Company, L.P. for supplemental products or services constitute a conflict of interest. Executives may be asked to acknowledge their understanding of such payment and acknowledge the specific conflict disclosed in compliance with the legal requirements for obtaining such acknowledgements.

In addition, the Securities and Exchange Commission requires us to provide Amerada Hess Corporation with the enclosed copy of Form ADV-Part II, which contains information relating to The Ayco Company, L.P.'s advisory services. The Ayco Company, L.P. does not provide legal advice to executives. The services provided by Ayco hereunder are not intended to and shall not result in Ayco becoming a "fiduciary" under Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to any "employee benefit plan" under Section 3(3) of ERISA or "plan" under Section 4975(e)(1) of the Internal Revenue Code of 1986 maintained or contributed to by Amerada Hess Corporation or its affiliates or in which any executive participates. Ayco's services are not intended to and shall not constitute a primary basis for any investment decision by, or with respect to the assets of, any such plan.

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This agreement may not be assigned in whole or in part without prior consent of both parties. Amerada Hess Corporation and Ayco consent to receipt of any facsimile communications from one another, including but not limited to in connection with the offer of any products or services; such consent may be revoked at any time. This agreement may be modified only in writing, signed by both parties hereto. The Ayco Company, L.P., a limited partnership, will notify Amerada Hess Corporation of any change in the membership of Ayco's partnership within a reasonable time after such change.

In the event of any litigation between the parties arising out of or relating to this agreement, reasonable attorney's fees and costs incurred by the prevailing party shall be paid by the other party. Nothing in this agreement is intended to, nor shall be construed to, confer upon or to give to any person, or entity, other than the parties to this agreement, any rights or remedies under, or by reason of, this agreement. This letter sets forth the entire agreement between the parties with respect to the subject matter hereof and supercedes any prior agreement between the parties with respect to the subject matter hereof.

If you have any questions, please feel free to contact me. Once again, on behalf of The Ayco Company, L.P., we are very pleased you have selected us to be of service to your executives.

Sincerely,

THE AYCO COMPANY, L.P.